EXHIBIT 99.1

ImClone Systems
Incorporated
180 Varick Street
New York, NY 10014
Tel: (212) 645-1405
Fax: (212) 645-2054
www.imclone.com

ImClone Systems Incorporated
Investors:	Media:
Andrea F. Rabney	David M. F. Pitts
(646) 638-5058	(646) 638-5058
Stefania Bethlen
(646) 638-5058

IMCLONE SYSTEMS REPORTS FOURTH-QUARTER AND FULL-YEAR 2004

FINANCIAL RESULTS

Erbitux U.S. In-Market Sales Reach $87.8 Million for the Quarter and
$260.8 Million for the Full Year

One-Time Litigation Settlement Charge Results in $0.16 Per Share Loss in the Fourth Quarter; Pro-Forma Earnings Per Share of $0.48 Excluding Settlement Expenses

New York, NY – January 26, 2005 – ImClone Systems Incorporated (NASDAQ: IMCL) announced today its financial results for the fourth quarter and full year ended December 31, 2004.

Total revenues for the fourth quarter of 2004 were $107.3 million as compared with $19.8 million for the fourth quarter of 2003 and $94.8 million in the third quarter of 2004. Revenues include four principal components:

•      License fees and milestone revenue of $20.8 million in the fourth quarter of 2004 compared with $12.0 million in the fourth quarter of 2003 and $23.0 million in the third quarter of 2004;

•      Manufacturing revenue of $28.8 million in the fourth quarter of 2004 (no manufacturing revenue was recorded in 2003) compared with $30.0 million in the third quarter of 2004. The quarter-to-quarter decrease principally reflects lower volume purchases by Bristol-Myers Squibb in the fourth quarter. Purchases by BMS are timed at their discretion to accommodate forecasts and safety stock needs, and are not necessarily indicative of historical in-market sales or future sales expectations. No commercial product was sold to Merck KGaA during the fourth quarter of 2004;

•      Royalty revenue of $36.5 million in the fourth quarter of 2004 (no royalty revenue was recorded in 2003) compared with $34.1 million in the third quarter of 2004. Royalty revenue for the fourth quarter of 2004 includes $34.2 million representing 39% of BMS’s in-market Erbitux net sales of $87.8 million, compared with third quarter in-market net sales of $84.1 million, an increase of 4%. These in-market sales, reflecting a drop-ship distribution methodology, represent Erbitux shipments to end-user accounts only, with no wholesaler stocking; and

•      Collaborative agreement revenue of $21.2 million in the fourth quarter of 2004 compared with $7.8 million in the fourth quarter of 2003 and $7.8 million in the third quarter of 2004. The quarter-to-quarter and year-to-year increases principally reflect higher purchases of clinical materials by Merck KGaA. Included in the fourth quarter 2004 amount are reimbursements for royalty expenses of approximately $4.4 million. In previous quarters of 2004, no reimbursement for royalty expenses was reflected for licenses which were then under negotiation; now that licenses have been executed, gross royalty expenses for all licenses are reflected in Royalty Expenses (described below), and appropriate reimbursements are reflected in collaborative agreement revenue.

Total operating expenses for the fourth quarter of 2004, including one-time charges of $55.4 million associated with the settlement of shareholder litigation, were $127.8 million, compared with $44.9 million in the fourth quarter of 2003 and $47.3 million in the third quarter of 2004. Operating expenses included:

•      Research and development expenses for the fourth quarter of 2004 were $26.0 million compared with $27.5 million in the fourth quarter of 2003 and $17.6 million in the third quarter of 2004. The quarter-to-quarter increase in 2004 reflects the inclusion, in the fourth quarter, of costs to manufacture clinical materials that were sold to Merck KGaA during the quarter and reflected as a component of collaborative agreement revenue. Previously expensed materials (i.e., those manufactured prior to FDA approval of Erbitux on February 12, 2004) continue to be utilized for commercial use;

•      Clinical and regulatory expenses in the fourth quarter of 2004 were $9.4 million, compared with $6.6 million in the fourth quarter of 2003 and $7.6 in the third quarter of 2004;

•      Marketing, general and administrative expenses were $19.8 million in the fourth quarter of 2004 compared with $11.1 million in the fourth quarter of 2003 and $14.8 million in the third quarter of 2004. The quarter-to-quarter increase in 2004 is principally attributable to higher legal and audit fees, as well as incremental marketing programs in the fourth quarter.

•      Royalty Expenses were $16.7 million in the fourth quarter of 2004 (no such expenses were incurred in 2003) compared with $7.0 million in the third quarter of 2004. Approximately $4.4 million of these expenses were reimbursed as a component of Collaborative Agreement Revenue, resulting in net royalty expenses of $12.3 million for the fourth quarter of 2004. These expenses reflect actual obligations relating to certain Erbitux license agreements with respect to intellectual property, and no longer include estimated amounts as had been the case through the first nine months of 2004. Fourth-quarter expenses include adjustments of approximately $4.0 million required to bring estimated royalty expenses through the first nine months of the year in line with actual obligations. In addition, royalty expenses now include the gross royalty obligations under all licenses; previously, only the net obligations relating to those licenses which had been under negotiation were included.

•      Litigation Settlement expenses include one-time charges of $55.4 million related to the settlement, net of insurance reimbursement, of shareholder and derivative suits from 2002. These expenses are not deductible for tax purposes in 2004, but will be deductible in the period in which actually paid, presumably during 2005.

The tax provision for the full year 2004, which excludes any deductions associated with litigation settlement expenses, results in a full-year effective tax rate of 13.25% and a tax benefit for the fourth quarter of 2004.

The net loss for the fourth quarter of 2004 was $13.2 million with a net loss per basic and diluted common share of $0.16 compared with a net loss of $26.3 million in the fourth quarter of 2003 with a loss per basic and diluted common share of $0.35. Excluding the settlement of shareholder litigation, income per diluted share would have been $0.48 in the fourth quarter of 2004.

Total revenues for the full year ended December 31, 2004 were $388.7 million compared with $80.8 million for the full year 2003. Full-year in-market sales of Erbitux were $260.8 million in the U.S. Operating expenses for the full year ended December 31, 2004 were $263.4 million compared with $189.7 million for 2003. Net income for the full year 2004 was $113.7 million with basic income per share of $1.43 and diluted income per share of $1.33 compared with a net loss in 2003 of $112.5 million, with a net loss per basic and diluted common share of $1.52. Excluding the settlement of shareholder litigation described previously, income per diluted share would have been $1.94 for the full year 2004.

“ImClone Systems has experienced dramatic and immediate transition, growth and profitability in 2004 with the approval of Erbitux®,” stated Daniel S. Lynch, Chief Executive Officer of ImClone Systems. “As we move into 2005, we look forward to the continued evolution of our business model and the implementation of a disciplined, focused investment program for the growth of our business.”

Conference Call

ImClone Systems will host a conference call with the financial community to discuss 2004 fourth quarter financial results, today, January 26, 2005 at 11:00 AM Eastern Time. The Company intends to provide supporting details underlying actual in-market sales and will provide summary guidance regarding certain key trends and assumptions related to its income statement for the full year 2005.

The conference call will be webcast live and may be accessed by visiting ImClone Systems’ website at www.imclone.com. A replay of the audio webcast will be available under “Earnings Webcast” in the “Investor Relations” section of the Company’s website starting shortly after the call on January 26, 2005.

Those parties interested in participating via telephone may join by dialing (888) 694-4641, or (973) 935-8512 for calls outside of Canada and the United States. A telephone replay of the conference call will be available shortly after the call until February 2, 2005 at midnight Eastern Time. To access the telephone replay, dial (877) 519-4471 domestically, or (973) 341-3080 for calls outside of Canada and the United States, and enter passcode number 4697335.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company’s three programs include growth factor blockers, angiogenesis inhibitors and cancer vaccines. ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements, whether as a result of new information, future events or otherwise.

(see attached tables)

IMCLONE SYSTEMS INCORPORATED

Consolidated Condensed Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenues:
License fees and milestone revenue	$20,782	$11,983	$129,386	$47,970
Manufacturing revenue	28,789	—	99,041	—
Royalty revenue	36,532	58	106,274	575
Collaborative agreement revenue	21,194	7,760	53,989	32,285
Total revenues	107,297	19,801	388,690	80,830
Operating expenses:
Research and development	25,976	27,491	82,658	121,111
Clinical and regulatory	9,395	6,562	30,254	30,154
Marketing, general and administrative	19,779	11,095	59,800	41,947
Litigation settlement expense	55,363	—	55,363	—
Royalty expense	16,725	—	36,065	—
Cost of manufacturing revenue	540	—	1,099	—
Other	—	(212)	(1,815)	(3,531)
Total operating expenses	127,778	44,936	263,424	189,681

Operating income (loss)	(20,481)	(25,135)	125,266	(108,851)

Other (income) expense, net	(4,017)	1,054	(5,748)	3,160

Income (loss) before income taxes	(16,464)	(26,189)	131,014	(112,011)
(Benefit) provision for income taxes	(3,286)	154	17,361	491

Net income (loss)	$(13,178)	$(26,343)	$113,653	$(112,502)

Income (loss) per common share:
Basic	$(0.16)	$(0.35)	$1.43	$(1.52)
Diluted	$(0.16)	$(0.35)	$1.32	$(1.52)
Shares used in calculation of income (loss) per share:
Basic	82,789	74,964	79,500	74,250
Diluted	82,789 (2)	74,964 (2)	91,194 (1)	74,250

(1) Diluted shares include the weighted average number of shares underlying the $600 million convertible notes outstanding.

(2) The computation of diluted shares does not assume conversion of options or convertible securities because such effect would be antidilutive.

IMCLONE SYSTEMS INCORPORATED

Consolidated Condensed Balance Sheets

(in thousands)

	December 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$257,811	$56,850
Securities available for sale	661,961	49,498
Inventories, net	40,618	0
Other current assets	103,388	16,222
Total current assets	1,063,778	122,570

Property, plant and equipment, net	339,293	245,901
Other assets	31,705	13,124
Total assets	$1,434,776	$381,595

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities	$305,450	$125,785
Deferred revenue, long term	348,814	286,362
Long-term obligations	600,000	240,041
Total liabilities	1,254,264	652,188

Stockholders’ equity (deficit)	180,512	(270,593)
Total liabilities and stockholders’ equity	$1,434,776	$381,595